UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 28, 2009
(Date of report)

April 27, 2009
(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY 10021
(Address of principal executive offices)

(212) 606-7000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

As reported in a Current Report on Form 8-K dated December 4, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2008, Sotheby’s (or the “Company”) reported that, due to the downturn in the global economy and international art market, its Board of Directors had approved restructuring plans in the fourth quarter of 2008 and first quarter of 2009 impacting its Auction segment in North America, the United Kingdom (the “U.K.”) and Continental Europe, as well as certain corporate departments. These restructuring plans (collectively, the “2008 Restructuring Plan”) are the result of a strategic review of the Company’s operations initiated by management in the fourth quarter of 2008. The 2008 Restructuring Plan is resulting in a 15% decrease in global headcount, the reduction in Sotheby’s selling activities in Amsterdam and the vacating of certain premises in connection with a reorganization of Sotheby’s European sourcing network.

In March 2009, in response to the continuing downturn in the global economy and the international art market, management initiated a further strategic review of its operations and on April 27, 2009, the Executive Committee of Sotheby’s Board of Directors approved another restructuring plan (the “2009 Restructuring Plan”) impacting all areas of the Company’s global operations with the goal of additional significant cost reductions to be achieved through a further 5% reduction in global headcount. The 2009 Restructuring Plan will result in employee-related restructuring charges of approximately $5 million, which will be recognized primarily in the second quarter of 2009. In total, the headcount reductions associated with the 2008 Restructuring Plan and 2009 Restructuring Plan will result in aggregate annual cost savings of approximately $24 million, with approximately $15 million expected to be realized in 2009.

In addition to the 2008 Restructuring Plan and 2009 Restructuring Plan, management is implementing a number of other cost savings initiatives impacting all areas of expense. For example, management is implementing pay reductions for certain senior staff, unpaid furloughs for employees in most operating locations and a reduction in U.S. pension contributions. As a result of management’s cost savings initiatives (including the 2008 Restructuring Plan and the 2009 Restructuring Plan), management expects to achieve aggregate cost savings of approximately $160 million in 2009 versus 2008, to be achieved in direct costs of services, marketing expenses, salaries and related costs and general and administrative expenses. A portion of the expected savings is the result of favorable changes in foreign exchange rates versus 2008 and a lower expected volume of auction sales. The current $160 million in targeted savings represents a $60 million increase from the level of targeted savings disclosed by Sotheby’s in its Annual Report on Form 10-K for the year ended December 31, 2008.

See statement on Forward Looking Statements.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As reported in a Current Report on Form 8-K dated March 23, 2009, effective May 1, 2009, as part of the Company’s ongoing cost reduction initiatives, the Compensation Committee of the Board of Directors determined that the annual base salaries of each of the Company’s Named Executive Officers, or NEOs, who are named in the Company’s 2009 Proxy Statement, would be reduced by at least 10%. Certain of these NEOs have existing severance or other compensation agreements with the Company that were amended on March 23, 2009, as reported in a Form 8-K filed on that date, and April 27, 2009 to effect these salary reductions. Additionally, the Company has confirmed salary reduction arrangements with NEOs who do not have existing severance or other compensation agreements.

See the agreements in “Item 9.01 Financial Statements and Exhibits” below.

Item 8.01 Other Events

On April 27, 2009, the Executive Committee of Sotheby’s Board of Directors decided to reduce the Company’s indicated annual dividend rate from $0.60 per share to $0.20 per share, a 67% reduction. The revised rate is expected to apply to the next regularly-scheduled quarterly dividend. As a result of this reduction, on an annualized basis, dividend payments are expected to decrease from approximately $41 million to approximately $14 million. Management believes that this is an appropriate decision in response to the current economic environment. Management will continue to assess the Company’s quarterly dividend based upon future operating results and capital requirements.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	10.1	Letter Agreement between Sotheby’s and William S. Sheridan, dated April 27, 2009.

	10.2	Letter Agreement between Sotheby’s and Robin Woodhead, dated April 27, 2009.

	10.3	Letter Agreement between Sotheby’s and Bruno Vinciguerra, dated April 27, 2009.

	10.4	Letter Agreement between Sotheby’s and Mitchell Zuckerman, dated April 27, 2009.

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

SIGNATURE

SOTHEBY'S

By: /s/ Kevin M. Delaney

        Kevin M. Delaney
        Senior Vice President, Corporate
        Controller and Chief
        Accounting Officer

Date: April 28, 2009